EXHIBIT 3(i).1

ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF RENTECH, INC.

 RENTECH, INC., a Colorado corporation, having its principal office at 10877 Wilshire Blvd., Suite 600, Los Angeles, California 90024 (hereinafter referred to as the “Corporation”) hereby certifies to the Secretary of State of Colorado that:

FIRST: The Amended and Restated Articles of Incorporation of Rentech, Inc. was filed with the Secretary of State of Colorado on April 29, 2005 (the “Articles”).

SECOND: Articles of Amendment to the Articles were filed with the Secretary of State of Colorado on May 1, 2008.

THIRD: Articles of Amendment to the Articles (as amended, the “Amended Articles”) were filed with the Secretary of State of Colorado on May 19, 2009.

FOURTH: The Corporation desires to amend its Amended Articles in accordance with Section 7-110-106 of the Colorado Business Corporation Act, as currently in effect, as hereinafter provided.

FIFTH: The Amended Articles of the Corporation are hereby amended by striking the reference to 350,000,000 in Article 4-1 and replacing it with 450,000,000.

SIXTH: The amendment was adopted, subject to approval by the shareholders of the Corporation, by the Board of Directors of the Corporation, pursuant to and in accordance with Section 7-108-202 by unanimous written consent on March 19, 2010.

SEVENTH: Thereafter, pursuant to a resolution of the Board of Directors, the amendment was submitted to, and was duly adopted by, the shareholders of the Corporation on May 11, 2010, pursuant to and in accordance with Section 7-110-103 of the Colorado Business Corporation Act.